Exhibit 99.1
Prepared Remarks to U.S. Environmental Protection Agency (“EPA”) on Proposed Lead and Copper Rule Improvements (“LCRI”) Rulemaking

My name is Lynda DiMenna, and I’m the Chief Environmental and Safety Officer for American Water.

As the largest publicly traded drinking water and wastewater service provider in the U.S., we support the EPA’s efforts to protect public health by proposing the Lead and Copper Rule Improvements.

Although American Water consistently meets water quality lead standards across our footprint, we believe that removing the risk of customer-side lead service lines over time is the right thing to do for the health and safety of our customers. For this reason, we have begun developing and launching programs within our service territories with to replace customer-side lead service lines across the American Water footprint.

American Water supports the concept of a mandatory replacement program, rather than a triggered replacement program. Developing an accurate, comprehensive inventory, including identifying the material of service lines where the material is currently unknown, is an important first step in eliminating lead service lines. With respect to replacement, we believe the rule must differentiate access from control, and that water systems should perform full-service line replacement when they are granted access. EPA’s new rule should recognize that a lack of customer approval to replace a service line can lead to safety issues and additional regulatory and legal risk. We believe the rule should allow water systems to perform partial lead service line replacements when customers do not grant access to perform full-service line replacements.

We believe all stakeholders must understand the costs associated with the suggested improvements to the Lead and Copper Rule. The cost to identify the material of all unknown service lines and replace all lead service lines as well as galvanized lines, where needed, by 2037 will require significant investment for all water systems. American Water is currently developing preliminary estimates based on the proposed improvement, and our actual expenses will be dependent upon multiple factors, including the requirements in the final rule, the number of unknown service lines identified as lead or galvanized requiring replacement. We anticipate that the amounts for replacement are going to be significant with total replacement cost underestimated by the EPA.

To realize the full health benefits, we believe that water systems should have the financial resources to help them sustain the ongoing costs that will arise from the replacement process in systems for the safety and benefit of customers. States should treat these expenditures for regulated utilities as federally mandated requirements that are recoverable in customer rates through expedited means.

We believe that maintaining customer affordability is critical and the additional estimated cost of this rule underscores the importance of federal funding for lead service line replacement availability to all water systems, regardless of the type of ownership.

Finally, American Water urges the EPA to act now to delay the compliance date and deadlines for those portions of the Lead and Copper Rule Revisions, proposed to be extended by the Improvements, some of which are currently scheduled to take effect on October 16, 2024. Water systems are expending funds and resources now to comply with the Lead and Copper Rule Revisions although the compliance dates for many of these activities are proposed to be changed in the Lead and Copper Rule Improvements. American Water’s position is that water systems cannot stop preparing to comply with the existing rule until there is certainty on the new, proposed changes.

American Water thanks the EPA for this opportunity to make comments and looks forward to working cooperatively and collaboratively with the EPA, regulators, and policymakers to protect customers, communities, and the general public.